As filed with the Securities and Exchange Commission on September 30, 1998
                           Registration No. 333-61115

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         ANDREA ELECTRONICS CORPORATION
             (Exact name of registrant as specified in its charter)

        NEW YORK                                              11-0482020
(State or other jurisdiction of                            (I.R.S.  Employer
 incorporation or organization)                           Identification No.)

                                 11-40 45TH ROAD
                          LONG ISLAND CITY, NEW YORK 11101
                                 (718) 729-8500
                                 --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            -------------------------------------------------------

                              FRANK A.D. ANDREA, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         ANDREA ELECTRONICS CORPORATION
                                11-40 45TH ROAD
                        LONG ISLAND CITY, NY 11101
                                 (718) 729-8500
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               with a copy to:
                             ALAN L. JAKIMO, ESQ.
                               BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                          NEW YORK, NEW YORK  10048
                                (212) 839-5300
                            ------------------------

Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                         Proposed
                                         Maximum    Proposed
                                         Offering   Maximum
Title of                   Amount        Price      Aggregate     Amount of
Shares to be               to be         Per        Offering      Registration
Registered                 Registered(1) Unit(2)    Price         Fee
-----------------------------------------------------------------------------
Common Stock                 36,000      $6.34      $   228,240   $   68

Common Stock Issuable
Upon Conversion of
6% Convertible Notes      2,100,000      $6.34      $13,314,000   $3,929
-----------------------------------------------------------------------------
Totals                    2,136,000      $6.34      $13,542,240   $3,997
-----------------------------------------------------------------------------

(1) Subject to adjustment pursuant to the anti-dilution provisions as allowed by Rule 416. Of the 2,100,000 shares issuable upon conversion of the 6% Convertible Notes, Rule 416 would not apply to the estimated maximum number of 252,023 shares of Common Stock issuable as payment of interest on such Notes.

(2) Average of the closing bid and asked prices as quoted on the American Stock Exchange on August 6, 1998, pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    (Subject to Completion, September 29, 1998)
PROSPECTUS
                         ANDREA ELECTRONICS CORPORATION

                        2,136,000 Shares of Common Stock

     This Prospectus relates to 2,136,000 shares (the "Registered Shares") of common stock, $.50 par value per share (the "Common Stock"), of Andrea Electronics Corporation (together with its subsidiaries, "Andrea" or the "Company"). The Registered Shares are comprised of: (i) 2,100,000 shares of Common Stock which are issuable upon conversion of the Company's 6% Convertible Notes Due June 10, 2000 (the "Notes"), which Notes were issued and sold by the Company on June 10, 1998 in a private placement (the "Private Placement") exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act");.and (ii) 36,000 shares of Common Stock which are currently outstanding and were issued in connection with the Company's acquisition in May 1998 of Lamar Signal Processing, Ltd. The holders of the Notes and the 36,000 Registered Shares that are outstanding are named herein under "Selling Shareholders", and together with their transferees, pledgees, donees or successors are collectively referred to in this Prospectus as the "Selling Shareholders". The Company will not receive any of the proceeds from the sale of the Registered Shares. See "Selling Stockholders."

     The Registered Shares are being registered to permit public secondary trading of them and may be offered and sold from time to time by the Selling Shareholders. The Registered Shares may be sold by the Selling Shareholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Shareholders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Registered Shares and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (each a "Prospectus Supplement"). The Selling Shareholders will receive all of the net proceeds from the sale of the Registered Shares and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Registered Shares. The Selling Shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the Registered Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Registered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

     The Notes may be converted, in whole or from time to time in part, into shares of the Company's Common Stock at any time beginning on the earlier to occur of (i) October 8, 1998 and (ii) the date that the registration statement containing this Prospectus is declared effective by the Securities and Exchange Commission. The last date on which the Notes may be converted is three business days prior to June 10, 2000, the maturity date. The Notes may be converted at a price equal to the lesser of (i) $16.125 and (ii) the average of the two lowest last reported bid prices for the Common Stock on the American Stock Exchange during the 30 trading days preceding (but excluding) the date of conversion. The closing price of the Company's Common Stock on the American Stock Exchange on September 18, 1998 was $5.75.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     -----------------------------------------------------------------
        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     ------------------------------------------------------------------


               The date of this Prospectus is         , 1998

                                TABLE OF CONTENTS

                                                                     Page

Available Information.................................................  2
Incorporation of Certain Documents by Reference.......................  3
Disclosure Regarding Forward-Looking Statements.......................  3
The Company...........................................................  4
Risk Factors..........................................................  5
Use of Proceeds....................................................... 12
Description of Capital Stock.......................................... 12
Plan of Distribution.................................................. 15
Selling Shareholders.................................................. 17
Legal Matters......................................................... 20
Experts............................................................... 20

                          -----------------------------

     "Andrea Anti-Noise", "Andrea QuietWare", and "Technology Enhancing Communications" are registered trademarks of the Company. "Andrea DSP" is a trademark of the Company. All other trademarks in this Prospectus are the trademarks of their respective owners.

                          -----------------------------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, at prescribed fees. In addition, the Commission maintains a Website that contains reports, proxy statements and other information regarding registrants such as the Company that file electronically. The address of the Commission's Website is http:/www.sec.gov. The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "AND."

     The Company has filed with the Commission a Registration Statement (which Term shall include any amendments thereto) on Form S-3 under the Securities Act with respect to the Registered Shares (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Registered Shares, reference is made to the Registration Statement, including exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, and the other documents incorporated by reference herein, each of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference herein and are deemed to be a part hereof from the date of filing such documents by the Company:

     (a) The Company's Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 1997;

     (b) The Company's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 1998 and June 30, 1998; and

     (c) The Company's Current Reports on Form 8-K, dated February 2, 1998, April 17, 1998, May 8, 1998, July 15, 1998, and August 3, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Registered Shares shall be deemed to be incorporated by reference in this Prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company. Requests for such copies should be directed to the Company at its principal executive offices at Andrea Electronics Corporation, 11-40 45th Road, Long Island City, New York 11101, Attention:
Secretary or (718) 729-8500.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the statements contained in this Prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipates," "believes", "estimates," "expects", "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business and industry, management's beliefs and certain assumptions made by the Company's management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors which may affect the Company's business and prospects. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. The Company cautions prospective investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any such forward-looking statements: the rate at which the Company's Anti-Noise technology is accepted by the diverse range of users and applications within the global communications and informatics marketplace; the ability of the Company to maintain a competitive position for its Andrea Anti-Noise products in terms of technical specifications, quality, price, reliability and service and to develop similarly competitive Andrea DSP (digital signal processing) products, which will require the Company to have sufficient funds for research and development, marketing and general and administrative expenses; the ongoing ability of the Company to enter into and maintain collaborative relationships with larger companies in the fields of telecommunications, computer manufacturing, software design and publishing, Internet and online services, defense-related manufacturers and system providers, and retail and direct marketing distributors; and in the event that the Company experiences continued significant growth in demand for Andrea Anti-Noise products, the ability of the Company to raise sufficient external capital to fund the working capital requirements for meeting such demand. The failure of the Company to surmount the challenges posed by any one or more of these factors could have a material adverse effect on the Company's business, results of operations and financial condition.

                                THE COMPANY

     The Company is engaged in the development, manufacture and marketing of its Andrea Anti-Noise family of electronic headsets and handsets with noise canceling and noise reducing features. Noise cancellation enhances voice-activated computing, computerized speech recognition, and computer and Internet telephony. The Company believes that its noise cancellation products, which were commercially introduced in 1995, have become leading products for these applications because Andrea noise cancellation products generate the high levels of voice quality, intelligibility and reliability required by these applications and are very competitively priced. Noise reduction enhances the quality of sound heard in noisy environments and can also be used as a means of environmental sound control. One of the Company's newest headsets combines its active noise cancellation technology with its Andrea QuietWare active noise reduction technology. The Company is also developing a new line of Andrea DSP products with digital signal processing features to further its role in technology enhanced communications.

     The Company has been engaged in the electronic communications industry since 1934. For three decades prior to the Company's entry into the voice-activated computing market in the 1990's, its primary business was selling intercom systems for military and industrial use. The Company continues to manufacture replacement parts for these systems, but does not expect revenue from this business to increase materially. The Company is, however, seeking to apply its knowledge of the military and industrial markets to develop applications of its Andrea Anti-Noise technologies for these markets. No assurance can be given that these efforts will succeed, and the Company does not expect any material revenues from such new products for the foreseeable future.

     The Company's strategy is to maintain and extend its lead in noise cancellation and noise reduction technologies and products. The Company intends to continue to broaden its Andrea Anti-Noise product line with its existing Andrea Anti-Noise technologies and to introduce new products based on digital signal processing technology currently under development by the Company.

     To leverage its research and development resources and direct sales efforts, the Company collaborates with large enterprises in software publishing and computer manufacturing and is seeking to increase on a global scale its relationships with large retail chains and distributors.

     The success of the Company's strategy will depend on its ability to increase sales of its line of existing Andrea Anti-Noise products, introduce additional Andrea Anti-Noise products and new Andrea DSP products, maintain the competitiveness of its technologies through further research and development, and achieve widespread adoption of its products and technologies. No assurance can be given that the Company will be able to accomplish these objectives.

                                RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

DEPENDENCE ON NEW PRODUCT LINE; EARLY STAGE OF PRODUCT COMMERCIALIZATION; ACCUMULATED DEFICIT

     The Company's business, results of operations and financial condition depend on successful commercialization of its Andrea Anti-Noise products and technologies. Sales of the initial Andrea Anti-Noise products began in 1995, and since 1995 the Company has been expanding the number of products in this line. The success of these products is subject to the risks frequently encountered by companies in an early stage of product commercialization, particularly companies in the computing and communications industries. As of June 30, 1998, the Company had an accumulated deficit of $578,716, reflecting losses of $1,450,153 for the six months ended June 30, 1998. To achieve increased sales and profitability, the Company must, among other things, increase market acceptance of its Andrea Anti-Noise products, respond effectively to competitive pressures with the timely introduction of new Andrea Anti-Noise and Andrea DSP products and successfully market and support these products. There can be no assurance that the Company will achieve or sustain significant sales or profitability of its Andrea Anti-Noise products and Andrea DSP products. Failure to do so would have a material adverse effect on the business, results of operations and financial condition of the Company.

HISTORICAL AND POTENTIAL FLUCTUATIONS IN RESULTS OF OPERATIONS

     The Company's results of operations have historically been and are subject to continued substantial annual and quarterly fluctuations. The causes of these fluctuations include, among others, the volume of sales of the Company's products under the Company's collaborative marketing arrangements, the mix of products sold by the Company, the mix of distribution channels used by the Company, the timing of new product announcements and releases by the Company and its competitors, fluctuations in the computer and communications hardware and software marketplace, and general economic conditions. There can be no assurance that the level of sales and gross profit, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other fiscal periods. In order to remain competitive, the Company intends to continue to incur substantial research and development, marketing and general and administrative expenses. These expenses may not be necessarily or easily reduced if sales revenue is below expectations, and net income or loss, therefore, may be disproportionately affected by any reduction in sales revenue. The Company accordingly believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

HIGHLY COMPETITIVE INDUSTRY

     The markets into which the Company sells its Andrea Anti-Noise products and its traditional line of military and industrial products are highly competitive. Competition in these markets is based on varying combinations of product features, quality and reliability of performance, price, sales, marketing and technical support, ease of use, compatibility with evolving industry standards and other systems and equipment, brand recognition, and development of new products and enhancements. Most of the Company's current and potential competitors have significantly greater financial, technology development, marketing, technical support and other resources than the Company. Consequently, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, marketing, and sale of their products than the Company. No assurance can be given that one or more of these competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In the markets for its traditional products, the Company often competes with major defense electronics corporations as well as smaller manufacturing firms which specialize in supplying products and technologies for specific military initiatives. The Company's performance in this market is further subject to several factors, including dependence on government appropriations, the time required for design and development, the complexity of product design, the rapidity with which product designs and technology become obsolete, the intense competition for available business, and the acceptability of manufacturing contracts by government administrators. The Company believes that its ability to compete successfully will depend upon its capability to develop and maintain advanced technology, develop proprietary products, attract and retain qualified personnel, obtain patent or other proprietary protection for its products and technologies, and manufacture, assemble and successfully market products, either alone or through third parties. No assurance can be given that the Company will be able to compete successfully, and failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition.

UNCERTAINTY OF PRODUCT ACCEPTANCE IN VOICE INTERFACE AND INTERNET
COMMUNICATIONS MARKETS

     The Company and its competitors are focused on developing and commercializing products and technologies that enhance the use of voice, particularly in noisy environments, for a broad range of computer and communications applications, including, among others, voice-enabled word processing and other speech recognition applications, Internet-based and conventional telephony, multi-point conferencing, multi-player Internet and CD-ROM interactive games, multimedia, military and industrial communications, and other applications and interfaces that rely on spoken natural language. The markets for these products and technologies have only recently begun to develop, are rapidly evolving, are characterized by a number of competitors, and are subject to a high level of uncertainty. Broad market acceptance of these products and technologies is critical to the Company's success and ability to generate revenues. There can be no assurance that the Company in particular, or its industry in general, will be successful in obtaining market acceptance of its products and technologies. Failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition.

NECESSITY TO DEVELOP AND INTRODUCE NEW AND ENHANCED PRODUCTS AND
TECHNOLOGIES; RISKS OF RAPID TECHNOLOGICAL CHANGE

     The markets for the Company's products are characterized by rapidly changing technology, and the introduction of products incorporating new technologies could render the Company's products obsolete and unmarketable and could exert price pressures on existing products. In particular, the Company is currently engaged in the development of digital signal processing products and technologies for the voice, speech and natural language interface markets. As part of this effort, the Company has established its Andrea Digital Technologies subsidiary in the United States and has acquired Lamar Signal Processing, Ltd. in Israel. There can be no assurance that the Company will succeed in developing these new DSP products and technologies, or that any such new DSP products or technologies will gain market acceptance. Further, the markets for the Company's products and technologies are characterized by evolving industry standards and specifications that may require the Company to devote substantial time and expense to adapt its products and technologies. No assurance can be given that the Company will successfully anticipate and adapt in a cost effective and timely manner to changes in technology and industry standards, develop, introduce and gain market acceptance of new and enhanced products and technologies, as well as additional applications for existing products and technologies, or that the introduction of new products or technologies by others will not render the Company's products and technologies obsolete. Failure of the Company to develop new and enhanced products and technologies would have a material adverse effect on the Company's business, results of operations and financial condition.

RELIANCE ON COLLABORATIVE MARKETING ARRANGEMENTS

    The Company has entered into several collaborative and distribution arrangements with software publishers and computer hardware manufacturers relating to the marketing and sale of Andrea Anti-Noise products. Under these collaborative arrangements, the Company's products are sold to end users through inclusion in the products of the Company's collaborators. The Company's revenue derived from these arrangements will be based in large part upon the sale of its collaborator's products. The success of the Company will therefore be dependent to a substantial degree on the efforts of these collaborators in marketing existing products and new products under development with which to include the Company's products and technologies. There can be no assurance that any product of any of the Company's collaborators incorporating the Company's products and technologies will be marketed successfully. The Company's collaborators generally are not contractually obligated to any minimum level of sales of the Company's products or technologies. Furthermore, the Company's collaborators may develop their own microphone or earphone products or technologies that compete with the Company's products and technologies. There can be no assurance that these collaborators will not replace the Company's products or technologies with, or give higher priority to, the sales of these competitive products or technologies. The Company has also established direct arrangements with large electronic and computer retail chains in the United States, as well as with certain distributors in Europe and the Americas. No assurance can be given that any of these channels will devote sufficient resources to support the sale of the Company's products. The Company is also currently discussing additional arrangements with other software companies, several major personal computer companies, consumer electronic manufacturers, and electronic and computer retailers. No assurance can be given that any of these discussions will result in any definitive agreements.

DEPENDENCE ON SINGLE CUSTOMER

    The Company is substantially dependent on its product procurement relationship with International Business Machines Corporation ("IBM") (the "IBM Agreement"). During the years ended December 31, 1996 and 1997 and the six month period ended June 30, 1998, IBM and certain of IBM's affiliates, distributors, licensees and integrators accounted for 46%, 56% and 50%, respectively, of the Company's sales revenue. While the Company and IBM are parties to a procurement agreement covering the purchase by IBM of certain of the Company's Andrea Anti-Noise microphone and earphone products for inclusion with certain of IBM's personal computer products, IBM is not obligated to purchase these products. There can be no assurance, therefore, as to the amount of Company products that IBM will purchase, and there can be no assurance that IBM will not purchase microphone and earphone products and technologies from the Company's competitors. The failure of the Company to maintain sales of Andrea Anti-Noise products to IBM would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON CONTRACT MANUFACTURING

     The Company conducts assembly operations at its facility in New York and through subcontractors. During initial production runs of Andrea Anti-Noise products, the Company performs assembly operations at its New York facility from purchased components. As sales of any particular Andrea Anti-Noise product increase, assembly operations are primarily transferred to a subcontractor in Asia. Any failure on the part of this subcontractor to meet the Company's production and shipment schedules could have a material adverse effect on the Company's business, results of operations and financial condition. Most of the components for the Andrea Anti-Noise products are available from several sources and are not characteristically in short supply. However, certain more specialized components for the Andrea AntiNoise products, such as microphones, are available from a limited number of suppliers and subject to long lead times. While the Company has, to date, been able to obtain sufficient supplies of these more specialized components, no assurance can be given that it will continue to be able to do so. Shortages of, or interruptions in, the supply of these more specialized components could have a material adverse effect on the Company's sales of Andrea Anti-Noise products. Traditional intercom products are assembled by the Company at its New York facility from purchased components. Certain highly specialized components for the Company's traditional intercom products sold for military and industrial use have limited sources of supply, the availability of which can affect particular projects of the Company. While the Company does not believe that its results of operations have been, or will be, materially affected if such components were unavailable, no assurance can be given that this will continue to be the case.

RISKS OF INTERNATIONAL SALES AND OPERATIONS

     The Company has been seeking to increase its sales to regions outside the United States, particularly in Europe and certain areas in the Americas and Asia. For the six months ended June 30, 1998, sales to customers outside the United States accounted for approximately 35% of the Company's sales revenue. The Company believes that international sales will account for a significant portion of the Company's total sales revenue. International sales and operations are subject to a number of risks, including trade restrictions in the form of license requirements, restrictions on exports and imports and other government controls, changes in tariffs and taxes, difficulties in staffing and managing international operations, problems in establishing or managing distributor relationships, general economic conditions, and political and economic instability or conflict. To date, the Company has invoiced its international sales in U.S dollars, and has not engaged in any foreign exchange or hedging transactions. No assurance can be given that this will continue to be the case. If the Company is required to invoice any material amount of international sales in non-U.S. currencies, fluctuations in the value of non-U.S. currencies relative to the U.S. dollar may adversely affect the Company's business, results of operations and financial condition.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

     The Company relies on a combination of patents, patent applications, trade secrets, copyrights, trademarks, nondisclosure agreements with its employees, licensees and potential licensees, limited access to and dissemination of its proprietary information, and other measures to protect its intellectual property and proprietary rights. There can be no assurance, however, that the steps taken by the Company to protect its intellectual property will prevent misappropriation or circumvention of the Company's intellectual property. The Company has been granted several patents in the United States covering its Andrea Anti-Noise technology, and the Company has other U.S. and non-U.S. patent applications currently pending. No assurance can be given that patents will be issued with respect to these applications or any future patent applications filed by the Company. Numerous patents have been granted in the fields of noise cancellation, noise reduction, computer voice recognition and related subject matter. The Company expects that products in these fields will increasingly be subject to claims under these patents as the numbers of products and competitors in these fields grow and the functionality of products overlap. Moreover, the laws of other countries do not protect the Company's proprietary rights to its technologies to the same extent as the laws of the United States. There can be no assurance that any patents issued to the Company will provide it with competitive advantages or will not be infringed, challenged, invalidated, or circumvented by others, that the patents or proprietary rights of others will not have an adverse effect on the ability of the Company to do business, that the Company will be able to obtain licenses to patents of others, if needed, on terms acceptable to the Company or at all, or that the Company will be able to develop additional patentable technology that may be needed to commercialize successfully its existing technologies. The Company is also subject to the risk of adverse claims, interference proceedings before the U.S. Patent and Trademark Office, oppositions to patent applications outside the United States, and litigation alleging infringement of the proprietary rights of others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is favorable to the Company.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

    The Company's future capital requirements will depend on numerous factors, including the costs associated with developing, manufacturing and commercializing its products, maintaining existing, or entering into future, collaborative marketing and distribution agreements, protecting intellectual property rights, expanding facilities and consummating possible future acquisitions of technologies, products or businesses. If the Company expends its existing cash more rapidly than currently anticipated, resulting in the need for external funding, the Company may be required to raise additional capital through a variety of sources, including the public equity market, private equity financings, collaborative arrangements, and public or private debt. There can be no assurance that additional capital will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to significantly reduce or refocus its operations or to obtain funds through arrangements that may require the Company to relinquish rights to certain of its products, technologies or potential markets, which would have a material adverse effect on the Company's business, results of operations and financial condition. To the extent that additional capital is raised through the sale of equity, the issuance of such securities would result in ownership dilution to the Company's existing stockholders.

ABILITY TO MANAGE GROWTH

       The Company has been rapidly expanding since the commencement of sales of Andrea Anti-Noise products in 1995 and expects to continue to expand its management, research and development, marketing, sales and customer service and support operations, as well as its financial and accounting controls, all of which has and is expected to continue to place a significant strain on the Company. If the Company's management is unable to manage growth effectively, the quality of the Company's products, its ability to retain key personnel and its business, results of operations and financial condition could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

     The Company's performance is substantially dependent on the performance of its executive officers and key employees. The Company is dependent on its ability to retain and motivate high quality personnel, especially its management and product and technology development teams. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future success also depends on its continuing ability to attract and retain additional highly qualified technical personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to attract, assimilate or retain qualified personnel in the future. The inability to attract and retain the necessary technical and other personnel could have a material adverse effect upon the Company's business, results of operations and financial condition.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company plans to submit for shareholder approval at a shareholders' meeting scheduled for November 13, 1998 authorization to issue up to 5,000,000 shares of Preferred Stock, par value $.01 per share. The shares comprising each issuance of Preferred Stock would have the relative powers, designations, preferences, rights, and qualifications, limitations and restrictions and other matters as the Board of Directors may determine. While the Company has no present intention to issue shares of Preferred Stock, the voting and economic rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that could be issued in the future, thus making it more difficult or less attractive for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, any such issuance of shares of Preferred Stock of the Company could dilute the equity of the outstanding shares of Common Stock and have a material adverse effect on the market value of the Common Stock. Furthermore, the Company is subject to the anti-takeover provisions of the New York Business Corporation Law. These provisions relate to certain business combinations with any "interested shareholder" and prohibit any person from making a takeover bid for a New York corporation unless certain prescribed disclosure requirements are satisfied. The proposed authorization of preferred stock and the New York Business Corporation Law provisions could deter, or make difficult, a change in control, merger or other acquisition of the Company.

VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS

     The market price of the Company's Common Stock has historically been highly volatile and could be subject to wide fluctuations in response to quarterly and annual variations in results of operations, losses of significant customers, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by any securities analysts, or other events or factors, including the risk factors described herein. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. The Company has not paid any dividends and does not expect to pay any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION


     Sales of a substantial number of shares of the Company's Common Stock in the public market could have the effect of depressing the prevailing market price of the Company's Common Stock. Of the 15,000,000 shares of Common Stock presently authorized, 11,124,175 shares of Common Stock were outstanding on September 18, 1998. This does not include 1,738,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1991 Performance Equity Plan, 18,750 shares of Common Stock reserved for issuance upon exercise of previously issued warrants, and 2,100,000 shares of Common Stock reserved as the maximum number of shares of Common Stock issuable upon conversion of the Notes. The Company plans to submit for shareholder approval at a shareholders' meeting scheduled for November 13, 1998 an increase in the authorized shares of Common Stock to 25,000,000 and the adoption of a new stock option plan (the "1998 Stock Option Plan") covering 2,000,000 shares of Common Stock. The Company has granted options under the proposed 1998 Stock Option Plan covering 575,000 shares of Common Stock which are subject to shareholder approval of the Plan. All of the shares of Common Stock into which the Notes are convertible and the 36,000 currently outstanding shares of Common Stock offered hereby will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. To the extent that the Notes are converted, such options and warrants are exercised, or additional issuances of capital stock are made by the Company, the ownership interests of holders of Common Stock would be diluted.

     The Notes may be converted at a price equal to the lesser of (i) $16.125 and (ii) the average of the two lowest last reported bid prices for the Common Stock on the American Stock Exchange during the 30 trading days preceding (but excluding) the date of conversion, subject to a maximum number of 2,100,000 shares of Common Stock issuable upon conversion (including any shares of Common Stock issued, at the Company's option, in payment of interest on the Notes). The result of converting Notes based at a floating price based on this formula is that the number of shares of Common Stock issuable upon conversion of the Notes increases as the market price of the Common Stock decreases. Also, as a result of this formula, the conversion price of the notes could be substantially below the market price of the Common Stock on the date of conversion. To the extent that any portion of the Notes are converted and the resulting Common Stock is sold, the market price of the Common Stock could decrease due to the additional shares in the market, leading, in turn, to a proportionately greater amount of Common Stock issuable upon subsequent conversion and further depressing the market price of the Common Stock. Moreover, conversion of the Notes could result in substantial dilution to the interests of other holders of Common Stock, whether or not the shares of Common Stock issued upon conversion are sold following conversion. . If the maximum number of 2,100,000 shares issuable upon conversion of the Notes (including any shares of Common Stock issued, at the Company's option, in payment of interest on the Notes) were to be issued and thereafter there were any remaining unconverted principal amount of the Notes, the interest rate on such remaining principal amount would be increased to 17% per annum and would be payable in cash, further diluting the interests of holders of Common Stock and potentially decreasing the market price of the Common Stock.

YEAR 2000 ISSUES

     In July 1996, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000," which requires that costs associated with modifying computer software for the Year 2000 be expensed as incurred. The Company is currently upgrading its information systems to accomplish several objectives, including, among others, satisfaction of Year 2000 computing requirements. The cost of this upgrade is not expected to exceed $1,000,000, and the proceeds from the sale of the Notes are being used in part to fund this upgrade. The Company is currently assessing the ability of this upgrade to properly address Year 2000 criteria, and will be conducting significant transaction testing throughout the upgrade process. The Company does not anticipate any material deficiencies and, further, does not anticipate difficulty or significant additional expense in achieving full Year 2000 capability. The Year 2000 issue is expected to affect the systems of various entities with which the Company interacts, including the Company's marketing partners, suppliers, and various vendors, and the Company is currently seeking to assess the efforts of these entities to satisfy Year 2000 computing requirements. While the Company believes that its own upgraded information systems will satisfy Year 2000 computing requirements, no assurance can be given that the systems of these other entities will do so in a timely manner. A failure by any of these systems to satisfy Year 2000 computing requirements in a timely manner, or in a manner that is incompatible with the Company's systems, could have a material adverse effect on the Company's business, results of operations and financial condition.

                                USE OF PROCEEDS

    All of the shares of Common Stock offered hereby are being offered for the account of the Selling Shareholders. The Company will not receive any proceeds from their sale of the Registered Shares hereunder.

                           DESCRIPTION OF CAPITAL STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 15,000,000 shares of Common Stock, having a par value of $.50 per share. Of the 15,000,000 shares of Common Stock presently authorized, 11,124,175 shares of Common Stock were outstanding on September 18, 1998. This amount does not include 1,738,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1991 Performance Equity Plan, 18,750 shares of Common Stock reserved for issuance upon exercise of previously issued warrants, and 2,100,000 shares of Common Stock reserved as the maximum number of shares of Common Stock issuable upon conversion of the Notes.

     The Board of Directors of the Company has submitted for shareholder approval at a shareholders' meeting scheduled for November 13, 1998 amendments to the Certificate of Incorporation that would (i) increase the Company's authorized shares of Common Stock to 25,000,000, and (ii) authorize the issuance of up to 5,000,000 shares of Preferred Stock, par value $.01 per share. The Board of Directors has also submitted for shareholder approval the adoption of the Company's 1998 Stock Option Plan covering 2,000,000 shares of Common Stock. The Company has granted options under the proposed 1998 Stock Option Plan covering 575,000 shares of Common Stock which are subject to shareholder approval of the Plan.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared, from time to time, by the Board of Directors, in its discretion, from funds legally available therefor.

     The holders of Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to receive all assets available for distribution to shareholders, subject to the rights of any holders of shares of Preferred Stock that may be then outstanding. The holders of Common Stock are not subject to further calls or assessments by the Company. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PROPOSED PREFERRED STOCK

     If authorized by the Company's shareholders, the shares comprising each issuance of Preferred Stock would have the relative powers, designations, preferences, rights, and qualifications, limitations and restrictions and other matters described below.

     Shares of Preferred Stock would be issuable in one or more series at such time or times and for such consideration as the Board of Directors may determine, with all shares of any one series equal in rank and identical in all respects.

     Authority would be expressly granted to the Board of Directors of the Company to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof. These terms would include, without limitation: (a) the distinctive designation and number of shares comprising each series of Preferred Stock, which number could (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;
(b) the rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Company's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series or class; (c) whether the shares of that series would be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they would be redeemable, and the amount per share payable in case of redemption (which amount could vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption; (d) whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund; (e) the rights to which the holders of the shares of that series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event; (f) whether the shares of that series would be convertible into or exchangeable for shares of stock of any other class or any other series and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they would be convertible or exchangeable, the duration for which they would be convertible or exchangeable, the event or events upon or after which they would be convertible or exchangeable or at whose option they would be convertible or exchangeable, and the method (if any) of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event; (g) whether the issuance of any additional shares of such series, or of any shares of any other series, would be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;
(h) whether or not the shares of that series shall have voting rights, the extent of such voting rights on specified matters or on all matters, the number of votes to which the holder of shares of such series would be entitled in respect of each share of such series, whether such series shall vote generally with the Common Stock on all matters or (either generally or upon the occurrence of specified circumstances) would vote separately as a class or with other series of Preferred Stock; and (i) any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors could deem advisable and as would not be inconsistent with the provisions of the Company's Certificate of Incorporation and to the full extent permitted by the laws of the State of New York.

     While the Company has no present intention to issue shares of Preferred Stock, any such issuance of shares of Preferred Stock of the Company could dilute the equity of the outstanding shares of Common Stock and could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock.

NEW YORK ANTI-TAKEOVER LAW

     The Company, as a New York corporation, is subject to certain provisions of the New York Business Corporation Law (the "NYBCL") which relate to certain business combinations with an "interested shareholder" and prohibit any person from making a takeover bid for a New York corporation unless certain prescribed disclosure requirements are satisfied.

     Section 912 of the NYBCL provides, with certain exceptions, that a New York corporation may not engage in a "business combination", such as a merger, consolidation, recapitalization or disposition of stock, with any "interested shareholder" for a period of five years from the date that such persons first became an interested shareholder unless: (a) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder, (b) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder, or (c) the business combination meets certain valuation requirements for the stock of the New York corporation. An "interested shareholder" is defined as any person that (x) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or (y) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the corporation's then outstanding voting stock. The provisions of Section 912 of the NYBCL apply if and for so long as a New York corporation has a class of securities registered under Section 12 of the Exchange Act, at least 25% of its total employees are employed primarily within New York, or at least 250 employees are so employed and at least 10% of the Company's voting stock is owned beneficially by residents of the State of New York. The Company expects to continue to meet one or more of these tests and, accordingly, to be subject to
Section 912 of the NYBCL. Article 16 of the NYBCL provides that persons seeking to make takeover bids comply with certain registration and disclosure requirements.

                            PLAN OF DISTRIBUTION

     The Registered Shares are being registered to permit public secondary trading of such securities by the holders thereof. The Company will not receive any proceeds from the sale of any of the Registered Shares. The Registered Shares may be sold from time to time by the Selling Shareholders, including pledgees, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner, price and size of each sale.

     The Registered Shares may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Registered Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of such securities for whom they may act as agents. The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of Registered Shares may be deemed to be "underwriters" within the meaning and subject to the Prospectus delivery requirements of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Registered Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Registered Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registered Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Registered Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers which may in turn engage in short sales of the Registered Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Registered Shares short and deliver
Registered  Shares  to  close  out  such  short  positions,  or loan  or  pledge
Registered Shares to broker-dealers that in turn may sell such securities, except that the purchaser of the Notes has agreed that it will not, for so long as it owns any Notes or shares into which the Notes are convertible, purchase, sell or enter into, any put option, short position or similar arrangement with respect to the Common Stock and in any manner which violates the provisions of the Securities Act or the Exchange Act. At the time a particular offering of the Registered Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Registered Shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers and the proposed selling price to the public.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Shareholder will sell any or all of the Registered Shares, and any Selling Shareholder may transfer, gift or otherwise dispose of such securities by other means not described herein.

     To comply with the securities laws of certain jurisdictions, if applicable, the Registered Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Registered Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Registered Shares by the Selling Shareholders. The foregoing may affect the marketability of such securities.

     The Company has agreed with the Selling Shareholders to use its best efforts to cause the Registration Statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the Registered Shares and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision.

     The Company has agreed to pay all expenses of the registration of the Registered Shares, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. Under the Registration Rights Agreement between the Company and the purchaser of the Notes, the purchaser of the Notes will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith, and the Company will be indemnified by the purchaser of the Notes against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                              SELLING SHAREHOLDERS

     The holders of the Notes and the 36,000 Registered Shares that are outstanding are named in the table below and together with their transferees, pledgees, donees or successors are collectively referred to in this Prospectus as the "Selling Shareholders".

     The Notes were originally issued and sold by the Company in the Private Placement, a transaction exempt from the registration requirements of the Securities Act. As part of the Private Placement, the Company entered into a registration rights agreement, under which the Company is obligated to use its best efforts to register under the Securities Act the offering of the shares of Common Stock into which the Notes are convertible, and the Company has filed the registration statement that includes this Prospectus in furtherance of this obligation. The Notes provide that they are not convertible to the extent that, upon any conversion, the shares of Common Stock to be received upon such conversion, together with shares of Common Stock then beneficially owned by the holder and its affiliates, exceeds 4.9% of the outstanding shares of Common Stock of the Company. Pursuant to a September 8, 1998 amendment to the Notes, this 4.9% ceiling on the number of shares which may be beneficially owned by the holder and its affiliates may not be waived by the Company.

     The Notes may be converted, in whole or from time to time in part, into shares of the Company's Common Stock at any time beginning on the earlier to occur of (i) October 8, 1998 and (ii) the date that the registration statement containing this Prospectus is declared effective by the Commission. The last date on which the Notes may be converted is three business days prior to June 10, 2000, maturity date. The Notes may be converted at a price equal to the lesser of (i) $16.125 and (ii) the average of the two lowest last reported bid prices for the Common Stock on the American Stock Exchange during the 30 trading days preceding (but excluding) the date of conversion. The maximum number of shares issuable upon conversion (including interest payable, at the Company's option, in the form of shares of Common Stock) is 2,100,000 shares. If this maximum number of shares were to be so issued and thereafter there were any remaining unconverted principal amount of the Notes, the interest rate on such remaining principal amount would be increased to 17% per annum. With respect to any portion of the Notes converted prior to their maturity, accrued interest is payable on such portion at the time of conversion, otherwise accrued interest is payable at the maturity of the Notes. At the option of the Company, interest is payable in the form of cash or shares of Common Stock at the conversion price then in effect.

     The actual number of shares of Common Stock that may be issued upon conversions of the Notes and payments of interest on the Notes in the form of shares of Common Stock will depend on the conversion price in effect from time to time during the term of the Notes, the timing of any such conversions and the decision by the Company to make any payments of interest in the form of shares of Common Stock. The conversion price can vary from time to time during the term of the Notes, and interest ceases to accrue on any portion of the principal amount of the Notes that is converted at the time of conversion. Consequently, it is not possible to estimate with any degree of certainty the total number of shares of Common Stock that would actually be issued upon any conversions of the Notes, the total number of shares of Common Stock, if available, that could be issued in payment of interest, or the availability of shares of Common Stock for payments of interest. The conversion price of the Notes could be substantially below the market price of the Company's Common Stock on any date of conversion.

     Based upon the thirty day period preceding September 18, 1998, the conversion price would be $5.2175. If the entire principal amount of the Notes were converted at this conversion price, the Notes would be convertible into 2,060,948 shares of Common Stock, or 18.5% of the outstanding shares as of September 18, 1998. Assuming that no conversions were to occur until immediately prior to maturity of the Notes, the accrued interest at such time would be $1,290,360. At the assumed conversion price as of September 18, 1998, such amount of accrued interest would be convertible into 247,314 shares of Common Stock, or approximately 2.2% of the outstanding shares as of September 18, 1998. No assurance can be given that these assumptions would remain valid during the term of the Notes. The maximum number of 2,100,000 shares of Common Stock issuable upon conversion of the Notes represents 18.9% of the outstanding shares as of September 18, 1998. If the maximum number of shares of Common Stock issuable upon conversions of the Notes and payments of interest in the form of shares of Common Stock were in fact issued in connection with one or more conversions during the term of the Notes, the weighted average conversion price per share would be $5.12 per share, and the interest rate on any remaining Notes would increase to a rate of 17% per annum. The following table illustrates the varying amounts of shares of Common Stock issuable upon conversion of the principal amount of the Notes at the indicated weighted average conversion prices:


                                                 Number of Shares
                                                 of Common Stock
                  Weighted Average               Issuable Upon
                  Conversion Price               Conversion
                  ----------------               ---------------
                       $ 5.12                      2,100,000 shares (1)
                       $ 7.00                      1,536,143 shares
                       $ 9.00                      1,195,778 shares
                       $11.00                        977,545 shares
                       $13.00                        827.154 shares
                       $15.00                        716,867 shares
                       $16.125(2)                    666,853 shares

----------------

(1) The maximum number of shares of Common Stock issuable upon conversion of the Notes, including shares used to make payment of interest, is 2,100,000 shares. The actual number of shares of Common Stock that may be issued upon conversions of the Notes and payments of interest on the Notes in the form of shares of Common Stock will depend on the conversion price in effect from time to time during the term of the Notes, the timing of any such conversions and the decision by the Company to make any payments of interest in the form of shares of Common Stock. In addition, the Notes provide that they are not convertible to the extent that, upon any conversion, the shares of Common Stock to be received upon such conversion, together with shares of Common Stock then beneficially owned by the holder and its affiliates, exceeds 4.9% of the outstanding shares of Common Stock of the Company. This 4.9% ceiling on the number of shares which may be beneficially owned by the holder and its affiliates may not be waived by the Company.

(2) The maximum conversion price.


     The 36,000 Registered Shares that are currently outstanding were issued in connection with the Company's acquisition of Lamar Signal Processing, Ltd. ("Lamar") in May 1998. Under the terms of the acquisition agreement, the Company and the prior owners of Lamar as a group were each responsible for payment of one-half of an aggregate two percent finders' fee payable to certain persons. The aggregate finders' fee was payable in $60,000 of cash and notes and 36,000 shares of Common Stock, and the Company agreed to register under the Securities Act the offering of the 36,000 shares of Common Stock received by the finders.

     The following table sets forth certain information with respect to the beneficial ownership of: (i) the Notes and the maximum number of shares of Common Stock into which the Notes are convertible on a pro forma basis as if all of the Notes had been converted into Common Stock as of the date of this Prospectus; and (ii) the 36,000 Registered Shares that have been issued and are currently outstanding. The actual number of shares of Common Stock into which the Notes are convertible that may be beneficially owned or offered may vary and will be reflected in a supplement to this Prospectus. See "Plan of Distribution."


                    Principal     Common Stock              Shares
                    Amount        Beneficially              of
                    of Notes      Owned                     Common       Common Stock
Selling             Presently     Prior to the              Stock to     Beneficially Owned
Shareholder         Owned         Offering                  be sold      After the Offering
------------        ---------     -------------             ---------    ----------------------
                                  Maximum
                                  Number of
                                  Conversion  Outstanding                Number     Percent of
                                  Shares(1)   Shares                     of Shares  Outstanding
                                  ----------  -----------                ---------  -----------
Societe Generale(2) $10,753,000    2,100,000        --       2,100,000         --          --

ASCO Technologies,
Inc., Asa Yanai,
Stuart Honickman
and Juda
Slomovich                  --           --       18,000         18,000         --          --

Israel Securities
Center Corporation         --           --       18,000         18,000         --          --

------------------



(1) As of the date of this Prospectus, none of the Notes have been converted into shares of Common Stock. The number of Conversion Shares indicated is the maximum number of shares of Common Stock issuable upon exercise of the Notes (including any shares used for the payment of interest). The actual number of shares of Common Stock that may be issued upon conversions of the Notes and payments of interest on the Notes in the form of shares of Common Stock will depend on the conversion price in effect from time to time during the term of the Notes, the timing of any such conversions and the decision by the Company to make any payments of interest in the form of shares of Common Stock. In addition, the Notes provide that they are not convertible to the extent that, upon any conversion, the shares of Common Stock to be received upon such conversion, together with shares of Common Stock then beneficially owned by the holder and its affiliates, exceeds 4.9% of the outstanding shares of Common Stock of the Company. This 4.9% ceiling on the number of shares which may be beneficially owned by the holder and its affiliates may not be waived by the Company.

(2) As of December 31, 1997, of Societe Generale's approximately 350,000 shareholders, the only person or group owning 5% or more of the outstanding capital stock of Societe Generale was the E Fund of Societe Generale's employees (the "E Fund") with 6.5% ownership. As of December 31, 1997, the persons or groups controlling 5% or more of the voting rights of Societe Generale consisted of the E Fund, Meiji Life, AGF and Commercial Union with 8.76%, 5.54%, 5.21% and 5.03%, respectively, of the voting rights of Societe Generale.


     None of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of their predecessors or affiliates, except for the transactions described in this Prospectus. Because the Selling Shareholders may, pursuant to this Prospectus, offer all or some portion of the Registered Shares, no estimate can be given as to the amount of the Registered Shares that will be held by the Selling Shareholders upon termination of any such sales. In addition, the Selling Shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Registered Shares since the date on which they provided the information regarding their Registered Shares, in transactions exempt from the registration requirements of the Securities Act.

                                 LEGAL MATTERS

     Legal matters with respect to the Registered Shares being offered hereby have been passed upon for the Company by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company included in the Form 10-K and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements and schedules of Lamar Signal Processing, Ltd. included in the Company's Current Report on Form 8-K/A dated July 15, 1998 and incorporated by reference herein have been audited by Luboshitz Kaiserer & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                              ------------------

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE.

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Registration Fee - Securities and

 Exchange Commission                             $ 3,997
American Stock Exchange Listing Fee               17,500
Legal Fees and Disbursements*                     30,000
Accounting Fees and Disbursements*                 5,000
                                                  ------
Total                                            $56,497

*Estimated.

Item 15.  Indemnification of Directors and Officers

     Section 722 of the Business Corporation Law of the State of New York empowers a New York corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person's testator or such person's intestate is or was a director or officer of the corporation, or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise not opposed to, the best interests of the corporation, or had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 722 empowers a corporation to indemnify any person made or threatened to be made a party to any action in any of the capacities set forth above against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or an appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, except that indemnification is not permitted in respect of (1) a threatened action or pending action which is settled or otherwise disposed of or (2) any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 provides that a New York corporation is required to indemnify a person who has been successful, on the merits or otherwise, in the defense of an action described in Section 722.

     Section 721 provides that indemnification provided for by Section 722 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated.

     The Corporation's Certificate of Incorporation provides that the personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by Section 402(b) of the Business Corporation Law of the State of New York. In addition, the By-Laws of the Corporation provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by the Corporation against reasonable expenses, including attorneys' fees, and any liabilities which such officer may incur in connection with any action to which such officer may be made a party by reason of being or having been a director or officer of the Corporation. The indemnification provided by the Corporation's By-Laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.


Item 16.  Exhibits

A.   Exhibits

Exhibit
Number         Description
--------       -----------

4.1* Securities Purchase Agreement, dated as of June 10, 1998, relating to the sale of the Company's 6% Convertible Notes due June 10, 2000 (with form of Note attached thereto)

4.2       Form of 6% Convertible Note due June 10, 2000, as amended

5*        Opinion of Counsel

10.1* Registration Rights Agreement, dated as of June 10, 1998, relating to registration rights granted to the holders of the Registrant's 6% Convertible Notes due June 10, 2000

23.1*     Consent of Arthur Andersen LLP

23.2*     Consent of Luboshitz, Kasierer & Co.

23.3*     Consent of Counsel (contained in Exhibit 5)

24*       Power of Attorney relating to subsequent amendments

-----------------------
*  Previously filed.


B.   Financial Statements & Schedules

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.

Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 30th day of September, 1998.

                                 ANDREA ELECTRONICS CORPORATION

                                 By: /s/ John N. Andrea
                                 ------------------------------
                                      John N. Andrea
                                      Co-President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Frank A.D. Andrea, Jr.*   Chairman of the Board         September 30, 1998
----------------------------     and Chief Executive Officer
    Frank A.D. Andrea, Jr.

/s/ Patrick D. Pilch*         Executive Vice President      September 30, 1998
----------------------------     and Chief Financial Officer,
    Patrick D. Pilch             Director

/s/ John N. Andrea            Co-President, Director        September 30, 1998
----------------------------
    John N. Andrea

/s/ Douglas J. Andrea*        Co-President, Director        September 30, 1998
----------------------------
    Douglas J. Andrea

/s/ Richard A. Maue           Vice President,               September 30, 1998
----------------------------     Controller and Secretary
    Richard A. Maue

/s/ Christopher Dorney*       Director                      September 30, 1998
----------------------------
    Christopher Dorney

/s/ Gary A. Jones*            Director                      September 30, 1998
----------------------------
    Gary A. Jones

/s/ Scott Koondel*            Director                      September 30, 1998
----------------------------
    Scott Koondel

/s/ Paul M. Morris*           Director                      September 30, 1998
----------------------------
    Paul M. Morris

*By:  /s/ John N. Andrea
----------------------------
(Signing under a Power of Attorney
previously field with the Securities
and Exchange Commission)


                                 EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)

Exhibit
Number     Description
--------   -----------

4.1* Securities Purchase Agreement, dated as of June 10, 1998, relating to the sale of the Registrant's 6% Convertible Notes due June 10, 2000
          (with form of Note attached thereto)

4.2       Form of 6% Convertible Note due June 10, 2000, as amended

5*        Opinion of Counsel

10.1*     Registration Rights Agreement,  dated as of June 10, 1998, relating to registration  rights  granted to the  holders of the  Registrant's  6%
          Convertible Notes due June 10, 2000

23.1*     Consent of Arthur Andersen LLP

23.2*     Consent of Luboshitz, Kasierer & Co.

23.3*     Consent of Counsel (contained in Exhibit 5)

24*       Power of Attorney relating to subsequent amendments

------------------
* Previously filed.
